SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 5, 2007

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3338 (Commission File Number)	22-1558317 (IRS Employer Identification No.)

665 Martinsville Road, Suite 219, Basking Ridge, NJ 07920 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 604-2500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of Material Definitive Agreement.

The previously announced Asset Purchase Agreement, among RAC Nutrition Corporation (“RAC”), Millennium Biotechnologies Group, Inc. (the “Company”) and the Company’s wholly owned subsidiary Millennium Biotechnologies, Inc. has expired. The Asset Purchase Agreement, as amended, required the Company to satisfy various closing conditions prior to February 15, 2007. As of March 5, 2007, RAC confirmed that the agreement had expired because such conditions had not been satisfied. Pursuant to the Asset Purchase Agreement, the Company had agreed to sell substantially all of its assets to RAC. RAC has advised the Company that it will seek from the Company reimbursement of its reasonable, actual out-of-pocket expenses relating to the Asset Purchase Agreement.

The Company expects that the termination of the Asset Purchase Agreement will also result in the termination of the previously announced Securities Purchase Agreement, among the Company and the Purchasers identified therein, for the sale of the Company’s Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Warrants and Additional Investment Rights, the closing of which is conditioned upon the closing of the Asset Purchase Agreement.

A further description of the Asset Purchase Agreement, the Securities Purchase Agreement and the transactions contemplated therein is set forth in the Company’s Current Reports on Form 8-K filed on November 1, 2006 and August 16, 2006 and the exhibits annexed thereto, which are incorporated herein by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2007

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.

/s/ Jerry E. Swon
Name: Jerry E. Swon
Title: President